Exhibit 10.24

WAIVER AGREEMENT

THIS WAIVER AGREEMENT (this “Agreement”) is entered into as of January 12, 2023, by and among Mullen Automotive Inc., a Delaware corporation (the “Company”), and the persons set forth on the signatures pages attached hereto (each, a “Holder” and collectively, the “Holders”).

WHEREAS, the Holders are, or were previously, registered holders and beneficial owners of all of the issued and outstanding shares of the Company’s Series C Preferred Stock, $0.001 par value per share (the “Series C Preferred”);

WHEREAS, pursuant to Article III(B)1(a) of the Second Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware as of November 5, 2021 (as amended, the “Certificate of Incorporation”), the Series C Preferred is currently entitled to receive a cumulative dividend that shall accrue, whether or not declared by the board of directors of the Company and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 15.0% per annum on the sum of the Series C Original Issue Price (as defined in the Certificate of Incorporation) plus all unpaid accrued and accumulated dividends thereon (the “Series C Dividends”);

WHEREAS, the original intent of the Company and the Holders is that no dividends would accrue and be due and payable by the Company on the Series C Preferred; and

WHEREAS, as consideration for this Agreement, the Company has agreed to grant the Holders a right to purchase up to an aggregate of $2.0 million of shares of its capital stock.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Holders hereby agree as follows:

1.Waiver. The Holders hereby irrevocably and unconditionally waive all and any rights they may hold, and, prior to the date hereof, held to receive Series C Dividends, including, without limitation, any unpaid accrued and accumulated Series C Dividends. For clarity, this waiver applies to all Series C Dividends that would accrue or be paid on or after the date hereof, together with any and all Series C Dividends that have accrued but have not been paid as of the date hereof.  Except as specifically provided herein, this Waiver Agreement does not, and is not intended to, effect the waiver of any other rights held by the Holders under the Certificate of Incorporation.

2.Certificates and Transfer. It is the intention of the Holders and the Company that the waiver set forth in Section 1 above shall be binding on the Holders and on any transferees of any shares of Series C Preferred. Therefore, the Holders agree to surrender all certificates representing shares of Series C Preferred to the Company for addition of a legend noting the waiver of certain dividend rights pursuant to this Waiver Agreement. Additionally, the Holders agree that the shares of Series C Preferred Stock that they currently hold may not be transferred, including by operation of law, unless the transferee agrees in writing to be bound by the terms of this Waiver Agreement. Any purported transfer of shares of Series C Preferred Stock in contravention of the foregoing sentence shall be null and void.

3.Representations of the Parties. Each party hereby represents and warrants to the others that:

(a)The execution and delivery and performance by such party of this Waiver Agreement: (i) is within such party’s power, (ii) has been duly authorized by all necessary action of such party, (iii) is not in contravention of such party’s organizational documents (as applicable), (iv) does not violate any law or regulation, or any order or decree of any governmental authority applicable to such party, and (v) does not conflict with, or result in the breach or termination, constitute default under or accelerate any performance required by, any agreement to which such party is bound.

(b)This Waiver Agreement has been duly executed and delivered by or on behalf of such party and constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency, organization, moratorium and other laws affecting creditors’ rights and remedies in general.

4.Purchase Right.For a period of 10 days from the date hereof, each Holder shall have the right, but not the obligation, at any time from time to time, in its sole and absolute discretion to purchase additional shares of capital stock of the Company in an amount equal to such Holder’s pro rata ownership of Series C Preferred upon such terms and conditions agreed upon by the Company and such Holder. Holder may exercise such right by the delivery of written notice to the Company.

5.Miscellaneous.

(a)This Waiver Agreement may be executed in any number of counterparts, with all such counterparts constituting one agreement, binding on all of the parties hereto.

(b)This Waiver Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of Delaware, without regard to the conflicts of laws principles thereof. The parties hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Waiver Agreement shall be brought solely in a federal or state court located in the State of Delaware. By execution hereof, the parties hereby covenant and irrevocably submit to the jurisdiction of the federal and state courts located in the State of Delaware and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail addressed to them or their agent, returned receipt requested, with the same force and effect as personally served upon them in the State of Delaware. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party to such action of its reasonably attorney’s fees and disbursements.

(c)Each party agrees that it shall do and preform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificate, instruments, waivers and documents, as the other parties many reasonably request in order to carry out the intent and accomplish the purposes of this Waiver Agreement.

(d)The terms and conditions of this Waiver Agreement shall inure to the benefit of and be binding upon their respective successors and assigns, including any transferees of the Series C Preferred.

(e)Any notice required or permitted by this Waiver Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile (upon customary confirmation of receipt), addressed to the party to be notified at such party’s address as set forth in the books and records of the Company.

(f)Prior to executing this Waiver Agreement, the Company and each of the Holders have had the benefit of the advice and counsel of their own independent attorneys in understanding and negotiating the terms of this Waiver Agreement.

(g)This Waiver Agreement and the documents referred to herein, constitute the entire agreement between the parties pertaining to the subject matter hereof.

(Remainder of this page intentionally left blank; signatures begin on the next page.)

IN WITNESS WHEREOF, the parties have caused this Waiver Agreement to be duly executed and delivered as of the date in and set forth above.

Mullen Automotive Inc.

By: /s/ David Michery
Name: David Michery
Title: Chief Executive Officer

[Signature Page to the Waiver Agreement]

IN WITNESS WHEREOF, the parties have caused this Waiver Agreement to be duly executed and delivered as of the date in and set forth above.

HOLDER:

By/Signature:

Name:

[Signature Page to the Waiver Agreement]